Exhibit 99.1

For more information contact:
Charles Bearchell	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Youbet.com, Inc.	Jaffoni & Collins Incorporated
818/668-2100	212/835-8500 or ubet@jcir.com

FOR IMMEDIATE RELEASE

YOUBET.COM REPORTS RECORD FIRST QUARTER RESULTS
AS DILUTED NET INCOME PER SHARE RISES TO $0.03

- Total Revenue Rises 25.1% To $18.5 Million on
Record Quarterly Handle of $88.3 Million -

Woodland Hills, CA, April 28, 2005 — Youbet.com, Inc. (NASDAQ: UBET), a leading online wagering company and the largest provider of horse racing content in the United States, today reported net income for the 2005 first quarter of $1.0 million, or $0.03 per fully diluted share, compared to net income of $15,111, or $0.00 per fully diluted share, in the 2004 first quarter.

Summary of First Quarter Results

(in thousands, except per share	For the three months ended March 31,
and percentage figures)	2005	2004	% change
Total wagers (handle)	$88,251	$71,766	23.0%
Total revenue (commissions from handle plus other revenue)	$18,515	$14,800	25.1%
Net revenue (revenues from commissions less track and licensing fees)	$6,126	$5,472	12.0%
Yield (1)	6.9%	7.6%	(9.0)%
EBITDA (2)	$1,105	$1,104	0.1%
Net income	$1,030	$15
Diluted EPS	$0.03	$0.00

(1)	Yield is defined as net revenue (commission revenue less track and licensing fees) as a percentage of handle. The decline in yield for the three-month period ended March 31, 2005 compared to the prior year period is primarily due to a change in track mix.

(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

“The record first quarter results reflect our industry leadership position in terms of product offerings, player services, technology and wagering compliance, all of which contribute to a highly entertaining and trusted experience for our growing customer base,” said Chairman and Chief Executive Officer Charles F. Champion. “This industry position, as well as our ongoing commitment to raise the bar in all of these noted areas of our business, is leading to higher levels of handle and improved bottom line results.

“While we expect that our core business will continue to grow at a healthy rate, we are also moving forward on expansion initiatives. To that effect we continue to make progress on completing our proposed acquisition of International Racing Group (IRG). The due diligence process for this acquisition is continuing to move forward and we currently expect to complete this accretive transaction during the second quarter. Importantly, the positive industry responses we have received to date further solidify our belief that this transaction will benefit our shareholders, IRG’s customers and our industry partners.

“As the industry leader, Youbet is uniquely positioned to leverage our technology platform, players’ services and security programs, wagering compliance protocols and targeted marketing programs into targeted ADW consolidation opportunities. We continue to speak with other domestic ADW providers and remain hopeful that we can make progress on further acquisitions while maintaining our disciplined approach to only consider transactions that we believe would benefit our shareholders with the creation of long-term shareholder value.

“In addition, we continue to work towards other revenue diversification opportunities including international account wagering opportunities and the development of domestic and international ‘private-label’ wagering platforms for interested tracks. We are also pursuing opportunities in Nevada, including the development of the ADW market in the state and several potential new revenue opportunities through either a direct investment or a strategic partnership. We’re actively pursuing several of these opportunities and expect them to contribute to our future financial results.”

Mr. Champion concluded, “With a strong start to 2005, we are optimistic about prospects for the second quarter, which is historically our best performing quarter. During this period we will benefit from all three of the Triple Crown races and Youbet is better positioned than ever to capitalize on the increasing number of growth opportunities in front of us. We remain confident in our ability to achieve 2005 EPS from continuing operations alone of $0.18, which is the current analyst consensus estimate.”

Operating expenses (excluding track, licensing fees and depreciation and amortization) increased approximately 17.6% to $5.8 million for the quarter ended March 31, 2005 from $4.9 million in the quarter ended March 31, 2004. Operating expenses as a percent of revenue

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declined to 31.2% in the March 2005 quarter from 33.2% in the prior year period. Exclusive of a renewal fee of $175,000 paid in connection with the execution of the first amended and restated services agreement between the Company and David Marshall, Inc., operating expenses as a percentage of revenue would have been 30.2% in the first quarter of 2005. The year-over-year operating expense increase was primarily driven by higher sales and marketing expense, which rose approximately $0.6 million, reflecting the establishment of the domestic and international business development departments as well as the General Manager position for the Company’s Nevada operations. Sales and marketing expenses in the March 2005 quarter were approximately 6.9% of revenue compared to 4.5% in the comparable prior year period.

General and administrative expenses increased approximately $0.2 million, or 6.7%, to $3.2 million in the March 2005 quarter from $3.0 million in the March 2004 quarter. The increase is primarily due to an increase in processing fees associated with the higher level of handle and higher salary and related costs. General and administrative expenses in the first quarter of 2005 were 17.2% of total revenue compared to 20.2% in the March 2004 quarter.

Research and development expenses were approximately $0.3 million in the March 2005 quarter compared to approximately $0.4 million in the March 2004 quarter.

Depreciation and amortization declined by approximately $900,000 in the March 2005 quarter to $0.2 million from $1.1 million in the March 2004 quarter. Youbet concluded the amortization for TVG expenses in May 2004 and will not record any amortization expense for this item going forward.

As of March 31, 2005, Youbet had cash and cash equivalents of $15.1 million and total current assets of $22.5 million. The Company had working capital of $10.4 million, including $1.8 million in current deferred tax assets.

Youbet.com, Inc. is hosting a conference call and web cast at 5:00 p.m. EDT today, Thursday, April 28, 2005. The conference call number is 706/679-4652. To access the live call on the Internet, log on to www.youbet.com (select “About Youbet.com”). Following its completion, a replay of the call can be accessed for thirty days on the Internet at the above link.

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members have the ability to watch and, in most states, the ability to wager on the widest variety of horse racing content available via Youbet.com’s website.

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Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates TotalAccessSM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.youbet.com.

This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; the inability of the Company to successfully complete acquisitions; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

-financial tables follow-

Youbet.com, Inc.
Consolidated Balance Sheets (Unaudited)
March 31, 2005 and December 31, 2004

	March 31, 2005	December 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$15,057,356	$13,287,492
Current portion of restricted cash	3,234,472	3,197,468
Accounts receivable, net of allowance for doubtful collection of $346,000 and $346,000	642,036	595,108
Other receivables, net of allowance for doubtful collection of $180,457 and $180,457	130,180	254,805
Prepaid expenses	1,600,828	936,524
Current portion of deferred tax assets	1,791,000	1,791,000

	22,455,872	20,062,397

Property and equipment, net of accumulated depreciation and amortization of $8,063,076 and $7,912,388	3,401,177	3,210,841
Restricted cash, net of current portion	487,750	487,750
Licenses and patents, net	29,899	28,148
Deposits and other	175,214	129,684
Deferred tax assets, net of current portion	1,523,000	1,523,000

	$28,072,912	$25,441,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$352,678	$391,208
Trade payables, TVG	3,011,857	3,928,161
Trade payables, track related	2,567,400	2,088,774
Trade payables, other	661,315	478,021
Accrued expenses	1,984,548	860,713
Customer deposits	3,357,670	3,327,132
Deferred revenues	122,751	112,156

	12,058,219	11,186,165

Long term debt	106,672	157,895

	12,164,891	11,344,060

Stockholders’ equity
Common stock, $0.001 par value — authorized 100,000,000 shares, 31,705,815 and 30,979,768 shares outstanding as of March 31, 2005 and December 31, 2004, respectively	31,706	30,980
Additional paid-in-capital	103,890,288	103,110,751
Deficit	(86,185,264)	(87,215,262)
Treasury stock (623,683 shares)	(1,828,709)	(1,828,709)

	15,908,021	14,097,760

	$28,072,912	$25,441,820

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc. and Subsidiary
Consolidated Statements of Operations (Unaudited)
Three Months Ended March 31, 2005 and March 31, 2004

	3 Mos. Ended	3 Mos. Ended
	03/31/05	03/31/04
Revenues
Commissions	$17,763,048	$14,260,037
Other	752,310	539,682

Total revenues	18,515,358	14,799,719

Operating expenses
Track fees	8,625,132	6,767,825
Licensing, TVG	3,011,857	2,020,538
Network operations	995,201	839,375
Research and development	319,876	415,841
Sales and marketing	1,276,148	669,092
General and administrative	3,182,438	2,983,514
Depreciation and amortization	231,825	1,133,323

Total operating expenses	17,642,477	14,829,508

Income (loss) from operations	872,881	(29,789)

Other income (expense)
Interest income	89,421	33,990
Interest expense	(18,827)	(1,434)
Other	86,523	12,344

Total other income, net	157,117	44,900

Income before income taxes	1,029,998	15,111

Income tax benefit	—	—

Net income	$1,029,998	$15,111

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Three Months Ended March 31,

2005
Operating activities
Net income	$1,029,998
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation and amortization	231,825
Stock-based employee compensation	(52,726)
Increase in operating (assets) and liabilities:
Restricted cash	(33,891)
Receivables	(46,928)
Other receivables	124,625
Prepaid expenses	(664,304)
Deposits and others	(45,529)
Trade payables, TVG	(916,303)
Trade payables, track related	478,626
Trade payables, other	183,294
Accrued expenses	1,123,835
Customer deposits	30,538
Deferred revenues	10,595

Net cash provided by operating activities	1,453,655

Investing activities
Purchases of property and equipment	(416,807)
Intangibles	(1,751)
Increase in restricted cash	(3,113)

Net cash used in investing activities	(421,671)

Financing activities
Proceeds from exercise of stock options and warrants	832,988
Repayment of long term debt	(95,108)

Net cash provided by financing activities	737,880

Net increase in cash and cash equivalents	1,769,864

Cash and cash equivalents at the beginning of the period	13,287,492

Cash and cash equivalents at the end of the period	$15,057,356

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Reconciliation of Net Income to EBITDA

	Quarter Ended March 31,
	2005	2004
Net income	$1,029,998	$15,111

Depreciation and amortization	231,825	1,133,323

Other income, net	(157,117)	(44,900)

EBITDA (a)	$1,104,706	$1,103,534

(a) EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA an important measure of our financial performance and of our ability to generate cash flows to measure operating performance, fund capital expenditures and fund other corporate investing and financing activities. EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization, as well as any non-cash gains or charges. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

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